Exhibit 99.1

For Immediate Release	Contact:	John M. Cochrane
(610) 397-5298
john_cochrane@pmagroup.com

PMA Capital Reports Fourth Quarter and Full Year 2009 Results

Blue Bell, PA, February 18, 2010 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the fourth quarter and full year 2009:

	Three months ended		Year ended
	December 31,		December 31,
(in thousands, except per share data)	2009	2008	2009	2008
Operating income before change in tax valuation allowance	$1,866	$3,566	$20,488	$21,537
Decrease in deferred tax asset valuation allowance	20,000	-	20,000	-
Operating income	21,866	3,566	40,488	21,537
Net realized investment gains (losses) after tax	(363)	168	334	(3,071)
Income from continuing operations	21,503	3,734	40,822	18,466
Loss from discontinued operations after tax	(18,318)	(7,840)	(19,609)	(12,777)
Net income (loss)	$3,185	$(4,106)	$21,213	$5,689

Diluted per share amounts:
Operating income	$0.68	$0.11	$1.26	$0.67
Realized investment gains (losses) after tax	(0.01)	0.01	0.01	(0.09)
Income from continuing operations	0.67	0.12	1.27	0.58
Loss from discontinued operations after tax	(0.57)	(0.25)	(0.61)	(0.40)
Net income (loss)	$0.10	$(0.13)	$0.66	$0.18

Book value per share, end of period			$12.46	$10.78

Vincent T. Donnelly, President and Chief Executive Officer, commented, "In spite of an economic environment which continues to provide significant challenges, PMA Capital finished 2009 with profitable operating results, significant book value growth, and closure on the sale of its run-off operations.  We also realized significant revenue growth in our Fee-based Business during the fourth quarter and full year 2009.  While we are disappointed with our fourth quarter results at The PMA Insurance Group, our full year combined ratio remained below 100% for the third straight year.  We continue to maintain our underwriting and pricing discipline and for the second half of 2009, our pricing on our rate-sensitive workers’ compensation business increased modestly.  The Company’s book value grew by 16% during 2009 to $12.46 per share, reflecting improved values in our investment portfolio combined with our earnings.”

Mr. Donnelly continued, “In the fourth quarter, we reduced the valuation allowance on our deferred tax assets by $20 million, or 62 cents per share.  This change resulted from the profitable operating results at The PMA Insurance Group and our fee-based businesses over the past several years, our expectation that profitable results will continue going forward, and the removal of the volatility and uncertainty related to the run-off businesses that we sold in December 2009.”

At The PMA Insurance Group, Mr. Donnelly noted the following operating highlights:
•	Direct premium production, which excludes fronting premiums and premium adjustments, decreased 4% in the fourth quarter to $108.2 million and increased 1% for full year 2009 to $512.5 million;
•	Net investment income increased 8% in the quarter to $9.3 million and 4% for full year 2009 to $36.7 million, compared to the same periods last year, due to increases in invested assets;
•	The combined ratio was 98.4% in 2009, compared to 97.5% for 2008; and
•
Pre-tax operating income was $4.3 million in the fourth quarter of 2009, compared to $8.4 million in the fourth quarter of 2008, and $43.1 million for full year 2009, compared to $46.7 million for 2008.  The 2009 periods included a net pre-tax charge of $3.0 million related to lower underwriting results for accident year 2008, and full year 2009 was reduced by $6.7 million for a reduction to our audit premium accrual, including $1.7 million in the fourth quarter.

Mr. Donnelly added, “We are continuing to achieve growth at our Fee-based Business, with total revenues for 2009 increasing 5% in the quarter and 13% for the year as a result of organic growth and our prior year acquisition of PMA Management Corp. of New England.  Organic growth of claims service revenues was 7% in the quarter and 11% for the year.  Our Fee-based Business revenues of $80.8 million represent 15% of our consolidated revenues for 2009.  Pre-tax operating income for our Fee-based Business was $2.1 million in the quarter, compared to $1.9 million for the same period last year, and $7.2 million for both full year periods in 2009 and 2008.”

As previously announced, the Company closed the sale of its Run-off Operations on December 24, 2009.  The Company received $100,000 for the shares of the Run-off Operations and agreed to contribute $13.1 million to the Run-off Operations and enter into two capital support agreements.  Upon the closing of the transaction, the Company recorded an after-tax charge of $18.3 million, or $0.57 per share, representing the impact of the capital contribution and the estimated fair value of the capital support, as well as other costs associated with the closing of the sale.

The Company will not provide operating return on equity guidance but will continue to provide information regarding trends in key operating metrics, its strategic initiatives, and other factors that are important to understand its business and the operating environment.

Financial Condition

Total assets were $2.4 billion as of December 31, 2009, compared to $2.5 billion as of December 31, 2008.  Prior year total assets included assets of discontinued operations of $244 million.  At December 31, 2009, we had $29.5 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity and book value per share changed as follows:

	Three months ended		Year ended
	December 31, 2009		December 31, 2009
(in thousands, except per share data)	Shareholders' equity	Book value per share	Shareholders' equity	Book value per share
Balance, beginning of period	$399,172	$12.38	$344,656	$10.78
Net income	3,185	0.10	21,213	0.66
Unrealized gain (loss) on securities, net of tax	(4,410)	(0.14)	30,695	0.95
Net pension liability adjustment, net of tax	4,146	0.14	4,672	0.15
Other	(296)	(0.01)	561	0.02
Impact of change in shares outstanding	-	(0.01)	-	(0.10)
Balance, end of period	$401,797	$12.46	$401,797	$12.46

Segment Operating Results

Operating income, which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains (losses) and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income (loss):

	Three months ended		Year ended
	December 31,		December 31,
(dollar amounts in thousands)	2009	2008	2009	2008
Pre-tax operating income (loss):
The PMA Insurance Group	$4,282	$8,428	$43,050	$46,713
Fee-based Business	2,096	1,889	7,208	7,205
Corporate & Other	(4,192)	(4,897)	(19,127)	(20,651)
Pre-tax operating income	2,186	5,420	31,131	33,267
Income tax expense (benefit)	(19,680)	1,854	(9,357)	11,730
Operating income	21,866	3,566	40,488	21,537
Net realized investment gains (losses) after tax	(363)	168	334	(3,071)
Income from continuing operations	21,503	3,734	40,822	18,466
Loss from discontinued operations after tax	(18,318)	(7,840)	(19,609)	(12,777)
Net income (loss)	$3,185	$(4,106)	$21,213	$5,689

Income from continuing operations included the following after-tax net realized gains (losses):

	Three months ended		Year ended
	December 31,		December 31,
(dollar amounts in thousands)	2009	2008	2009	2008
Net realized investment gains (losses) after tax:
Sales of investments	$242	$203	$4,149	$2,928
Other than temporary impairments	(605)	(35)	(3,815)	(5,981)
Other	-	-	-	(18)
Net realized investment gains (losses) after tax	$(363)	$168	$334	$(3,071)

We recorded other than temporary impairments of $3.8 million after-tax for the year ended December 31, 2009.  These impairments included write-downs of $2.9 million on $45.9 million par value of commercial mortgage-backed securities (CMBS) that were subsequently sold in 2009 in order to reduce our exposure to this asset sector.  These write-downs were measured based on public market prices.  At December 31, 2009, our CMBS had an average credit rating of AAA- and fair value of $83.2 million, which represented 95% of their amortized cost.  The prior year other than temporary impairments resulted from writing down our investments of Lehman Brothers senior debt and Fannie Mae preferred stock.  Details of the Company’s investment portfolio at December 31, 2009 and December 31, 2008 are posted on its website at www.pmacapital.com.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $4.3 million for the fourth quarter of 2009, compared to $8.4 million for the same period last year.  Full year pre-tax operating income was $43.1 million, compared to $46.7 million in 2008.  The 2009 results included a fourth quarter pre-tax charge of $3.0 million due to lower underwriting results for accident year 2008.  The 2009 results also included a reduction in our accrual for additional audit premiums on rate-sensitive workers’ compensation business of $6.7 million, including $1.7 million for the fourth quarter.  The full year results for 2008 included a gain of $2.1 million from the sale of a property that housed one of our branch offices.

We define direct premium production as direct premiums written, excluding fronting premiums and premium adjustments.  The following is a reconciliation of our direct premium production to consolidated gross premiums written:

	Three months ended		Year ended
	December 31,		December 31,
(dollar amounts in thousands)	2009	2008	2009	2008

Direct premium production	$108,169	$112,296	$512,502	$506,187
Fronting premiums	14,497	21,800	54,686	34,832
Premium adjustments	(4,252)	(4,261)	(15,402)	(23,097)
Direct premiums written	118,414	129,835	551,786	517,922
Assumed premiums and other	1,019	2,382	9,480	10,993
Gross premiums written	$119,433	$132,217	$561,266	$528,915

Direct premium production included new business of $28.4 million in the fourth quarter and $128.1 million for full year 2009, compared to $35.7 million and $135.5 million during the same periods last year.  Pricing on our rate-sensitive workers’ compensation business decreased 1% for full year 2009 and increased modestly during the second half of 2009, compared to a 6% decrease during 2008.  Payrolls on our renewal customer base decreased modestly for full year 2009, compared to the same period in 2008.  Our renewal retention rates on existing workers’ compensation accounts were 82% for the fourth quarter and 81% for full year 2009, compared to 89% and 87% for the same periods last year.  The decline in the retention rates in 2009 primarily reflected lower retentions on rate-sensitive middle-market business as we continue to maintain disciplined underwriting standards in a price competitive environment.  While retention rates were also down on loss-sensitive workers’ compensation business, the decrease was lower than that on rate-sensitive business and retention rates remained higher for business written on a loss-sensitive basis than for business written on a rate-sensitive basis, reflecting our strategy to emphasize loss-sensitive business.  The proportion of our workers’ compensation business written on a loss-sensitive basis increased modestly in 2009.

Fronting premiums increased in 2009 primarily as a result of two fronting arrangements we entered into during August 2008, and decreased in the fourth quarter of 2009, compared to the same period in 2008, primarily due to lower premiums written in California.  The decrease in premium adjustments in 2009 primarily reflected a lower amount of return premium adjustments on loss-sensitive products where the insured shares in the underwriting result of the policy.  We write these retrospective products because we believe they provide us with greater certainty in achieving our targeted underwriting results as the customer shares in the underwriting result of the policy with us.

Net premiums written were $84.5 million in the fourth quarter of 2009, compared to $97.4 million for the same quarter last year.  The decline for the quarter primarily reflected the decrease in direct premiums written for the period.  Net premiums written for full year 2009 were $402.5 million, compared to $414.7 million for the same period in 2008.  The declines in 2009 were mainly due to a decrease in workers’ compensation premium production.

Net premiums earned were $100.6 million in the fourth quarter of 2009, compared to $103.9 million in the fourth quarter of 2008.  Net premiums earned for full year 2009 increased to $415.4 million, compared to $390.7 million during 2008.  The full year increase reflects the increase in direct premiums written over the past year.

The combined ratio on a GAAP basis was 105.0% for the fourth quarter of 2009, compared to 100.0% in the fourth quarter last year.  The higher combined ratio in the fourth quarter of 2009 was the result of increases in the loss and LAE and expense ratios.  The increase in the expense ratio reflected higher state based assessments.

On a full year basis, the combined ratio was 98.4% in 2009, compared to 97.5% for the same period in 2008.  The higher combined ratio for full year 2009, compared to last year, was primarily the result of higher loss and LAE and policyholders’ dividend ratios, which were partially offset by a lower expense ratio.

The loss and LAE ratio increased for the full year 2009, compared to prior year, due primarily to fourth quarter loss emergence on our 2008 workers’ compensation business and a decrease in additional audit premiums.  As a result of the loss emergence, we recorded a net charge of $3.0 million comprised of an increase in our workers’ compensation loss reserves of $5.0 million, which was partially offset by $2.0 million of additional premiums due under our loss-sensitive products for the portion of this development that is shared with the insureds.  The reduction in the accrual for additional audit premiums reflected lower than expected payrolls on audited policies, which were primarily written in 2007 and 2008.  Over the past several years, audit premiums have been approximately 1% of workers’ compensation premiums.  In 2009, audit premiums were modestly negative.  As a result of this decrease, we reduced our accrual for additional audit premiums by $6.7 million during 2009, including $1.7 million in the fourth quarter.

Pricing changes coupled with payroll inflation for rate-sensitive workers’ compensation business are slightly above overall estimated loss trends.  In addition, our current accident year loss and LAE ratio improved modestly between years as we continued to benefit in 2009 from changes in the type of workers’ compensation products selected by our insureds and from managed care initiatives.  We estimated our medical cost inflation to be 6.0% during 2009, compared to our estimate of 6.5% in 2008.

The higher policyholders’ dividend ratio was primarily in our captive business and reflected better than anticipated underwriting and investment results in many of the captive programs.  In this business, the policyholders may receive dividends based, to a large extent, on their program’s underwriting and investment results.

The expense ratio for full year 2009, compared to the same period last year, benefited as the increase in net premiums earned outpaced the 2% increase in our controllable expenses, which include salary, benefits and other employee-related costs.  Commissions earned under our fronting arrangements reduced the acquisition expense ratios by 0.8 points for the fourth quarter and 0.6 points for full year 2009, compared to 0.5 points and 0.7 points for the same periods in 2008, as the ceding commissions earned on this business reduce our commission expense.

Net investment income increased to $9.3 million in the fourth quarter of 2009, compared to $8.6 million in the prior year quarter.  For full year 2009, net investment income increased to $36.7 million from $35.4 million in 2008.  The 2009 increases were due primarily to increases in average invested assets.  The increase for full year was partially offset by a lower investment yield.

Fee-based Business

For the fourth quarter of 2009, total revenues at our Fee-based Business increased to $21.0 million, compared to $20.1 million for the same period in 2008.  For full year 2009, total revenues increased to $80.8 million, compared to $71.6 million in 2008.  The increases in revenues primarily reflected increases in claims service revenues of $1.2 million for the fourth quarter and $10.5 million for full year 2009.  The increases in claims service revenues for both periods were partially offset by declines in commission income of $276,000 and $1.5 million.  Organic claims service revenue growth was 7% in the quarter and 11% for full year 2009, compared to the same periods a year ago.  Claims service revenues also increased as a result of our June 2008 acquisition of PMA Management Corp. of New England, Inc.

Our Fee-based Business reported pre-tax operating income of $2.1 million for the fourth quarter of 2009, up from $1.9 million for the same period last year.  Pre-tax operating income for both full year periods in 2009 and 2008 was $7.2 million.  The results for both periods benefited as claims service revenues increased at faster rates than the increases in operating expenses.  The impact of the higher claims service revenues for both periods was reduced by lower net commissions earned by our agency business.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, had net expenses of $4.2 million during the fourth quarter of 2009, compared to $4.9 million in the fourth quarter of 2008.  Net expenses were $19.1 million for full year 2009, compared to $20.7 million for the same period in 2008.  The decreases in net expenses for both periods in 2009 related primarily to lower stock-based compensation expense and lower interest expense on variable rate debt.

Discontinued Operations

Discontinued operations, formerly the Company’s Run-off Operations, which consists of our former reinsurance and excess and surplus lines businesses, had after-tax losses of $18.3 million for the fourth quarter and $19.6 million for full year 2009, compared to after-tax losses of $7.8 million and $12.8 million for the same periods in 2008.

The losses for both periods in 2009 reflect the impact of a $13.1 million capital contribution, the estimated fair value of the capital support and other closing costs associated with the sale of the Run-off Operations.  Results for the fourth quarter and full year 2008 included an after-tax charge of $8.5 million, resulting from a capital contribution received from the holding company.  Results for 2008 also included an after-tax charge of $4.9 million for adverse loss development.

Conference Call with Investors

As a reminder, the Company will hold a conference call with investors beginning at 8:30 a.m. Eastern Standard Time on Friday, February 19th to review its fourth quarter and full year 2009 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-680-0890 (Domestic)	888-286-8010 (Domestic)
617-213-4857 (International)	617-801-6888 (International)
Passcode 43353682	Passcode 66909051

You may pre-register for the conference call using the following link:
www.theconferencingservice.com/prereg/key.process?key=PNM6YB3G8

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least five minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 11:30 a.m. Eastern Standard Time on Friday, February 19th until 11:59 p.m. Eastern Standard Time on Friday, March 19th.

Quarterly Statistical Supplement

Our Fourth Quarter Statistical Supplement, which provides more detailed information about our results, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the Securities and Exchange Commission on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition and results of operations and the plans and objectives of its management.  Forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “should” and “believe.”  These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•	adequacy of reserves for claim liabilities, including reserves for potential environmental and asbestos claims;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchase;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	the effects of emerging claims and coverage issues, including changing judicial interpretations of available coverage for certain insured losses;
•	the success with which our independent agents and brokers sell our products and our ability to collect payments from them;
•
judicial, legislative and regulatory changes that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any action with respect to our industry or business taken by state insurance departments or the federal government;

•
regulatory actions by state insurance departments affecting the operation of our business or our financial condition, including actions relating to licensing, examinations, reserving, rate changes, investments, insurance policy terms and conditions and state based assessments;

•	our ability to effectively compete in the highly competitive property and casualty insurance industry;
•	our concentration in workers’ compensation insurance, which makes us particularly susceptible to adverse changes in that industry segment;
•	adverse economic or regulatory developments in the eastern part of the United States, particularly those affecting Pennsylvania, New York and New Jersey;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is modified or extended beyond its December 31, 2014 termination date;

•	fluctuations in interest rates and other events that can adversely impact our investment portfolio;
•	disruptions in the financial markets that affect the value of our investment portfolio and our ability to sell our investments;
•	our ability to repay our indebtedness and meet our other contractual and financial obligations;
•	our ability to raise additional capital on financially favorable terms when required;
•	restrictions on our operations contained in any document governing our indebtedness;
•	the impact of future results on the value of recorded goodwill and other intangible assets and the recoverability of our deferred tax asset;
•	our ability to attract and retain qualified management personnel;
•	the outcome of any litigation against us;
•	provisions in our charter documents that can inhibit a change in control of our company; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,
(dollar amounts in thousands, except per share data)	2009	2008

Gross premiums written	$119,433	$132,217

Net premiums written	$84,366	$97,313

Revenues:
Net premiums earned	$100,464	$103,727
Claims service revenues	17,998	16,785
Commission income	2,515	2,835
Net investment income	9,336	8,724
Net realized investment gains (losses)	(558)	259
Other revenues	458	356
Total revenues	130,213	132,686

Expenses:
Losses and loss adjustment expenses	71,783	70,671
Acquisition expenses	17,282	16,521
Operating expenses	34,213	34,379
Dividends to policyholders	2,918	2,762
Interest expense	2,389	2,674
Total losses and expenses	128,585	127,007

Pre-tax income	1,628	5,679

Income tax expense (benefit):
Current	(412)	(211)
Deferred	(19,463)	2,156
Total income tax expense (benefit)	(19,875)	1,945

Income from continuing operations	21,503	3,734

Loss from discontinued operations after tax	(18,318)	(7,840)

Net income (loss)	$3,185	$(4,106)

Income (loss) per share:

Basic:
Continuing Operations	$0.67	$0.12
Discontinued Operations	(0.57)	(0.25)
	$0.10	$(0.13)

Diluted:
Continuing Operations	$0.67	$0.12
Discontinued Operations	(0.57)	(0.25)
	$0.10	$(0.13)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Year ended December 31,
(dollar amounts in thousands, except per share data)	2009	2008

Gross premiums written	$561,266	$528,915

Net premiums written	$401,905	$414,237

Revenues:
Net premiums earned	$414,771	$390,217
Claims service revenues	67,629	57,370
Commission income	10,842	12,384
Net investment income	36,876	36,069
Net realized investment gains (losses)	514	(4,724)
Other revenues	1,083	2,841
Total revenues	531,715	494,157

Expenses:
Losses and loss adjustment expenses	291,210	270,825
Acquisition expenses	70,034	66,635
Operating expenses	120,373	110,965
Dividends to policyholders	8,661	6,306
Interest expense	9,792	10,883
Total losses and expenses	500,070	465,614

Pre-tax income	31,645	28,543

Income tax expense (benefit):
Current	317	705
Deferred	(9,494)	9,372
Total income tax expense (benefit)	(9,177)	10,077

Income from continuing operations	40,822	18,466

Loss from discontinued operations after tax	(19,609)	(12,777)

Net income	$21,213	$5,689

Income (loss) per share:

Basic:
Continuing Operations	$1.27	$0.58
Discontinued Operations	(0.61)	(0.40)
	$0.66	$0.18

Diluted:
Continuing Operations	$1.27	$0.58
Discontinued Operations	(0.61)	(0.40)
	$0.66	$0.18

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)
	December 31,	December 31,
(dollar amounts in thousands, except per share data)	2009	2008
Assets:
Investments:
Fixed maturities available for sale	$791,355	$719,048
Short-term investments	41,072	45,066
Other investments	30,226	8,127
Total investments	862,653	772,241

Cash	11,059	10,501
Accrued investment income	7,352	6,513
Premiums receivable	238,650	235,893
Reinsurance receivables	827,458	826,126
Prepaid reinsurance premiums	35,788	29,579
Deferred income taxes, net	139,782	138,514
Deferred acquisition costs	39,124	40,938
Funds held by reinsureds	58,935	51,754
Intangible assets	29,757	30,348
Other assets	112,181	116,646
Assets of discontinued operations	-	243,663
Total assets	$2,362,739	$2,502,716

Liabilities:
Unpaid losses and loss adjustment expenses	$1,269,685	$1,242,258
Unearned premiums	240,759	247,415
Debt	143,380	129,380
Accounts payable, accrued expenses
and other liabilities	249,787	216,266
Reinsurance funds held and balances payable	51,331	44,177
Dividends to policyholders	6,000	6,862
Liabilities of discontinued operations	-	271,702
Total liabilities	1,960,942	2,158,060

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	111,841	112,921
Retained earnings	155,747	140,184
Accumulated other comprehensive loss	(14,060)	(49,876)
Treasury stock, at cost	(22,821)	(29,663)
Total shareholders' equity	401,797	344,656
Total liabilities and shareholders' equity	$2,362,739	$2,502,716

Shareholders' equity per share	$12.46	$10.78